Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated July 21, 2010

Relating to Preliminary Prospectus Supplement dated July 19, 2010 and Prospectus dated July 13, 2009

Registration No. 333-159299

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 26, 2010

Vantage Drilling Company

(Exact name of registrant as specified in its charter)

Cayman Islands	1-34094	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Post Oak Boulevard, Suite 610 Houston, TX		77056
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (281) 404-4700

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

THE COMPANY HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS AND A PRELIMINARY PROSPECTUS SUPPLEMENT) WITH THE SECURITIES & EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS AND THE PRELIMINARY PROSPECTUS SUPPLEMENT IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE COMPANY HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE COMPANY AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE COMPANY, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AND THE APPLICABLE PROSPECTUS SUPPLEMENT IF YOU REQUEST IT BY CALLING (212) 284-3418 OR (504) 584-1231. THE ABOVE INFORMATION SUPPLEMENTS AND UPDATES THE INFORMATION CONTAINED IN THE PROSPECTUS AND THE PRELIMINARY PROSPECTUS SUPPLEMENT.

Item 8.01.	Other Events.

On July 26, 2010, Vantage Drilling Company (the “Company”) issued a press release announcing that it received an unsolicited proposal to acquire all the outstanding shares of the Company at a premium to the current market price. The proposal was subject to due diligence and requested an exclusivity period. In addition, the proposal was conditioned on the Company abandoning its contemplated senior notes and equity offerings. After careful consideration, including consultation with its outside financial and legal advisors, the Company determined that it was in the best interests of the Company and its shareholders to proceed with the financings in light of its business plan and financing needs. Accordingly, the Company has rejected the unsolicited proposal. The press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press Release dated July 26, 2010.

[Signature page follows]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2010

VANTAGE DRILLING COMPANY

/s/ Chris E. Celano
Chris E. Celano
General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

99.1	Press Release dated July 26, 2010.

4

Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated July 21, 2010

Relating to Preliminary Prospectus Supplement dated July 19, 2010 and Prospectus dated July 13, 2009

Registration No. 333-159299

In connection with the public offering that commenced on July 19, 2010, Vantage Drilling Company is filing the following press release as a free writing prospectus:

Vantage Drilling Company Announces an Unsolicited Proposal to Acquire All the Outstanding Shares of the Company

HOUSTON, TX -- (MARKET WIRE) -- 07/26/2010 -- Vantage Drilling Company (“Vantage”) (NYSE Amex: VTG.U) (NYSE Amex: VTG) (NYSE Amex: VTG.WS) today received an unsolicited proposal to acquire all the outstanding shares of the Company at a premium to the current market price. The proposal was subject to due diligence and requested an exclusivity period. In addition, the proposal was conditioned on the Company abandoning its contemplated senior notes and equity offerings.

After careful consideration, including consultation with its outside financial and legal advisors, the Company determined that it is in the best interests of the Company and its shareholders to proceed with the financings in light of its business plan and financing needs. Accordingly, the Company has rejected the unsolicited proposal.

About Vantage

Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of eight owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Vantage’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Vantage’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, changing market conditions, Vantage’s ability to complete the offerings and the Acquisition. For more information, see Vantage’s filings with the SEC, including the preliminary prospectus supplement relating to the proposed offering.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Vantage does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

For further information, contact:

Paul A. Bragg

Chairman and Chief Executive Officer

(281) 404-4700

THE COMPANY HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS AND A PRELIMINARY PROSPECTUS SUPPLEMENT) WITH THE SECURITIES & EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS AND THE PRELIMINARY PROSPECTUS SUPPLEMENT IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE COMPANY HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE COMPANY AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE COMPANY, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AND THE APPLICABLE PROSPECTUS SUPPLEMENT IF YOU REQUEST IT BY CALLING (212) 284-3418 OR (504) 584-1231. THE ABOVE INFORMATION SUPPLEMENTS AND UPDATES THE INFORMATION CONTAINED IN THE PROSPECTUS AND THE PRELIMINARY PROSPECTUS SUPPLEMENT.